Exhibit 99.1

Plymouth Industrial REIT, Inc.
Q3 2018 Earnings Conference Call
Tuesday, November 13, 2018, 2:00 PM Eastern

CORPORATE PARTICIPANTS

Jeff Witherell - Chairman, Chief Executive Officer

Dan Wright - Executive Vice President, Chief Financial Officer

Pen White, Jr. - President, Chief Investment Officer

Tripp Sullivan - Investor Relations

PRESENTATION

Operator

Good afternoon and welcome to the Plymouth Industrial REIT Third Quarter 2018 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the "*" key followed by "0." After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press "*", then "1" on your touchtone phone, to withdraw your question, please press "*", then "2." Please note, this event is being recorded.

I would now like to turn the conference over to Tripp Sullivan of Investor Relations. Please go ahead.

Tripp Sullivan

Thank you. Welcome to the Plymouth’s Industrial REIT conference call to review the company’s results for the third quarter of 2018.

On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; and Dan Wright, Executive Vice President and Chief Financial Officer.

Our results were released this morning and our earnings press release, which can be found on the investor relations section of our website along with our Form 10-Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through November 20th, 2018. The numbers to access the replay are provided in the earnings press release.

For those who listen to the replay of this call, we remind you that the remarks made herein are as of today November 13th, 2018. It will not be updated subsequent to this call. During this call certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the Securities Laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions, and other investments, future dividends, and financing activities.

All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risks and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company’s filings with the SEC

We also will discuss certain non-GAAP measures, including but not limited to FFO, AFFO, and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I’ll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Hi, thanks Tripp. Good afternoon everyone. In addition to Pen and Dan, Jim Connolly, who Heads up our Asset management and Anne Hayward our General Counsel are here with us in the room.

Plymouth Industrial REIT, Inc.

Tuesday, November 13, 2018, 2:00 PM Eastern

We had a number of key milestones in the third quarter and indicative of our objectives we established throughout the year. The opportunities we see across the industrial marketplace and in our markets in particular continue to meet and often exceed our expectations in many ways. We have a very committed and talented team and we will remain focused on driving revenues, increasing NOI and cash flows through leasing and asset management, as well as outsourcing, the right opportunities, and selecting the best capital partners to realize the value we’ve created in our platform. As of today, we own and operate 53 properties containing 11 million square feet of space.

I am going to touch on our key operating areas. We are having a record year for leasing in 2018, and I don’t see any sign of that slowing down, the balance of this year or next. Absent one property in Columbus that we anticipated being fully leased this quarter, we now think it’s more likely to be the first half of next year. We would already be sitting at close to 98% occupancy.

For the big head start in next year’s leasing already under way, I am confident we will move that up from this quarter’s94% in short order. Now, it’s worth noting what that implies. Increased revenues, increased NOI, and increasing cash flow, all coming from embedded growth within the portfolio. We place a big emphasis on this year internally and I think it shows in our overall results.

So with acquisitions, we continue to find the right deal that give us scale in our targeted markets and feed our growth through the substantial spread generated by these higher-yielding properties.

Pen will cover our two most recent transactions in a moment, but they each demonstrate how we are able to choose the right opportunities that create both short- and long-term growth. Using OP units in a semi-existing debt on the Fisher Industrial Park acquisition in Cincinnati is a great example. We look to do more of those while staying disciplined with the OP unit pricing.

We also have no shortage of discussions with the institutional investors who are interested in joint ventures. They see the value of our platform and our ability to successfully invest in the Class B industrial space. We will continue to explore those opportunities should they meet our strict underwriting criteria, as we are not opposed to growing the portfolio through JVs.

We do have some more work to do on the balance sheet, but we are down to one term loan that was used to eliminate our Mezzanine debt. Given the financing work we’ve done over the last two years, I really don’t lose much sleep over our ability to take care of this loan. We are actively exploring a number of options to take care of this debt, bring our overall leverage down, and provide a more consistent source of capital.

We completed our July common offering, which enabled us to achieve shelf eligibility and the flexibility that comes with that capability. A month later, we put into place an ATM program that will give us the flexibility for future capital raises.

We have not used the ATM since putting it in place, as there continues to be a significant disconnects between what we and others believe our NAV to be, and where stock has been trading. We are reluctant to issue equity at these stock price levels and we will continue to be disciplined in that regard.

With that Pen, why don’t you to walk us through the leasing activity?

Plymouth Industrial REIT, Inc.

Tuesday, November 13, 2018, 2:00 PM Eastern

Pen White.

Thanks Jeff. Good morning, everybody. I would like start off with commentary on our leasing and then provide some color on our most recent acquisitions. Year-to-date, we signed leases of approximately 1.5 million square feet. For the third quarter, we have leases commencing for an aggregate of 216,000 square feet that was split fairly evenly between new and renewal leases. Overall, we had a 2.1% decrease on these rents on a cash basis, but that was heavily influenced by one lease at Airport Business Park in Memphis with the Federal Aviation Administration as the tenant there.

The prior lease had amortized significant tenant improvements and the new lease did not incur any leasing commissions or TI dollars. That’s a tradeoff we will take in most cases as we expect the contractual rent increases to kick-in over time. If we back out that one lease, we had a 14.4% increase on a cash basis. For the year-to-date period, that would have given us a 9.0% increase on a cash basis, which is in line with the 8% to 9% mark-to-market that we believe exists in our portfolio.

At quarter end, our occupancy was 94.4%. We expect to continue to improve both on a same store and combined basis as additional leases commence. By the first half of next year, we expect this percentage could be in a high 90s as we backfill a couple of our vacancies.

We’ve now narrowed our vacancy down to 549,000 square feet as of September 30th. For the 1.8 million square feet scheduled to expire in 2019, we already have 917,000 square feet signed or committed thus far, bringing our tenant retention ratio to 51% for 2019. For 2018, we are expecting our tenant retention ratio will end up in the 38% to 40% range.

Regarding acquisitions, we expanded our footprint in Cleveland with the purchase of a 400,000 square feet multi-tenant industrial building for $27 million, located in Cleveland’s tightest and most sought after Southeast sub market. We view this as essentially a Class A property that we were able to secure with Class B pricing with an ingoing yield at 7.6%.

Also of note, we completed another acquisition in Ohio just after the close of the quarter, a 1.1 million square feet multi-tenant property in Cincinnati that Jeff alluded to earlier. We acquired that for $24.8 million, translating to an ingoing cap rate at 8.5%. We structured this acquisition as UPREIT and in so doing assumed about $14 million of existing debt and issued about $10.6 million of OP units priced at $17 per share.

This Class B industrial building is one of the more unique properties in our portfolio, it included about 50 acres of outside storage and available land for future development along with rail service and about 400,000 square feet of crane-served space.

In addition to these two Ohio transactions, the pipeline remains very robust, as we are tracking properties in markets we are already in such as Chicago, Atlanta, Memphis, and Indianapolis as well as new markets such as Pittsburgh, St Louis, and Jacksonville, that comprise of properties that are both stable with long-term tenancy as well as properties that have near-term lease role and more value-added in nature.

In most cases, we are still prioritizing Class B warehouse distribution and light manufacturing or flex-type properties and at a times Class A properties when the pricing makes sense from a risk-adjusted standpoint.

So at this point, I am going to turn over to Dan to discuss our financial results.

Plymouth Industrial REIT, Inc.

Tuesday, November 13, 2018, 2:00 PM Eastern

Dan Wright

Thank you, Pen. The third quarter results have us on track for our full year outlook based on the implied fourth quarter that comes from these results, you can see a clear trend of acceleration in revenues and NOI. What you can also see this quarterly fluctuation that naturally occurs in the company of our size when relatively small expenses one quarter trend higher or lower in the next, but while those small numbers definitely has benefited us on the move up and to the right on our two major metrics but it’s making the quarterly variability of FFO and AFFO seem more volatile than it really is. We continue to believe that a full year basis is the best way to track our progress at this stage of our growth cycle.

For the third quarter, I would note that our net loss was $1.22 per weighted average share compared with $2.20 per weighted average common share in the second quarter and $0.74 from the prior year.

The year-over-year increase in net loss was primarily due to the reasons we noted in the earnings release, namely higher depreciation and amortization from the substantial acquisition activity, higher property expenses, and loss on extinguishment of debt related to the pay-off of our MWG portfolio loan. This was offset by an increase in revenues predominantly generated through our acquisition activity.

Looking at the results on a sequential basis from the second quarter, the major items are: a decrease in the loss on extinguishment of debt of $2.8 million, decreased interest expenses of $641,000, increased property expenses of $520,000, predominantly from the one-off property tax adjustments recorded in the second quarter, and a decline in revenues as a result of the Columbus vacancy.

Net operating income decreased to $7.3 million compared with the $8.2 million in the second quarter, an increase from $4.3 million in the prior year period. Year-over-year increase in NOI was due to the acquisition activity adding some $3.5 million offset by a decrease of some $327,000 due to vacancies.

Looking at the results on a sequential basis from the second quarter, the primary item impacting the change in NOI is the $520,000 one-time real estate tax adjustment that was recorded and discussed in Q2.

EBITDA was $5.9 million compared with $6.7 million in the second quarter and $3.3 million in the prior year period for the same reasons I just mentioned for net operating income along with an increase in G&A of approximately $170,000 dollars as a result of incurred professional fees related to public company reporting and compliance.

Looking at the results on a sequential basis from the second quarter, the largest moving pieces are for the same reasons I just mentioned for NOI. FFO attributable to common stock and OP unit holders was $0.28 for the quarter compared with $0.39 in the second quarter and $0.11 per share in the prior year period.

Looking at the results on a sequential basis from Q2, this is substantially attributable to items mentioned previously offset by a decline in interest expense. AFFO was $0.16 per share compared with $0.42 per share in the first quarter and $0.31 per share in the prior year. And Looking at the results on a sequential basis from Q2, this is attributable to amounts mentioned previously offset by increased capital expenditures on a recurring basis associated with leasing activities incurred in the third quarter and a net decrease in non-cash and deferred financing amortization as a result of the Mezzanine and MWG loan...portfolio loan refinancing.

Plymouth Industrial REIT, Inc.

Tuesday, November 13, 2018, 2:00 PM Eastern

Turning to our guidance, we’re revising our outlook upward for 2018. Total revenues for 2018 are estimated to be in the range of $47.4 million to $47.6 million compared with $44.8 million and $45.6 million previously. NOI is estimated to be in a range of $30.3 million to $30.5 million compared with $28.9 million to $29.8 million previously. Both revenues and NOI have moved up based on the addition of our Diamond Parkway and the Fisher Industrial Park acquisitions.

With these two large acquisitions, we would expect a quarterly run rate for NOI of somewhere close to $8.2 million to $8.4 million before factoring in any other transactions. Recall that when we projected this initial yield on an acquisition that is effectively a proxy for expected NOI. Hopefully that will help with future modeling.

G&A for the year is estimated to be in the range of $5.6 million $5.8 million. Continued use of professionals for fees for audit and other work to support SEC compliance and related transactions has kept the level of expense up so far this year. We would expect a quarterly run rate for G&A of approximately $1.4 million heading into 2019 as a consistent number.

Depreciation and amortization will increase due to the addition of the $240 million in acquisitions, including Fishier Industrial Park that we’ve completed since mid-2017, that’s currently running at approximately $6.8 million per quarter after adjusting for these most recent acquisitions. We increased the expected common stock and operating partnership units outstanding by year end to 5.9 million, which is entirely related to the upfront transaction that was completed in mid-October.

There have been no issues of common stock on ATM, and it hasn’t been utilized due to the disconnect in the stock price from our net asset value. We expect fourth quarter FFO will increase substantially through Q3, and we will walk through our expectations for 2019 when we report our full-year and fourth quarter results in March. And hope to provide a more detailed guidance on the quarterly reviews.

For AFFO, the timing of leasing commissions or recurring CapEx is the single biggest factor in quarterly variability. We can see the variability is distinct in the respective quarters, $0.4 in Q1, $0 42 in Q2, and $0.16 in Q3. The differences are driven by the non-cash impact of straight-line rents, recurring capital expenditures, and leasing commissions.

Through the first three quarters, we incurred nearly $2 million in recurring capital expenditures, or roughly $0.40 per share. These are expenditures related to opportunities, such as the AMTEC early renewal for 134,000 square feet for a ten year term at the Elgin, Illinois property.

We can debate the merits of accounting for it that way. But the fact of the matter is, with a company our size and at this stage of our growth cycle, these expenditures and their timing are meaningful. We will not hold back on the actual expenditures that allow us to realize increased value of the property and, therefore of the company, from releasing solely to enhance AFFO for a specific quarter.

We have made a lot of progress on our balance sheet, including the assumption of debt on the Fisher Industrial Park acquisition. We now have 78% of our debt in place with fixed interest rates for the next five-to-ten years at just over 4.2%.

Plymouth Industrial REIT, Inc.

Tuesday, November 13, 2018, 2:00 PM Eastern

The one item, we want to clean up on the balance sheet is $31 million of floating rate term loan, and we’re working on a number of options to pay off or refinance that loan well before it comes due in August of 2021. We are confident we will be able to do so. We continue our efforts to improve the balance sheet, improve our access to capital, and drive both FFO and AFFO growth higher to acquisitions and new leases.

I will be happy to answer any additional questions on this commentary during the questions-and-answers. Operator, we are now ready to take questions.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question, you may press "*", then "1" on you touchtone phone. If you are using a speakerphone, please pick-up your handset before pressing the keys, to withdraw your question, please press "*", then "2." At this time, we will pause momentarily to assemble our roster.

The first question comes from Barry Oxford with DA Davidson. Please go ahead.

Barry Oxford

Great. Thanks guys. Jeff, when you were talking about underwriting of, you know some capital partners. What are…if you could just broad brush give us kind of your underwriting standards, and then type of characteristics might those capital partners have?

Jeff Witherell

Sure Barry. I mean the underwriting characteristics for us are, from the REIT perspective, we have to make money. I know it sounds simple but that…

Barry Oxford

That’s a good thing.

Jeff Witherell

We want to make money. So again, the purpose of doing that is a couple of points. One, we want to drive fee revenue, right. If we are not doing acquisitions inside the REIT, we should be doing them outside the REIT in a joint venture with long-term capital partners, of which there were many in this space. So…as I am referring to is that, you know it is our type of product. It would be product that we might want to buy at some point. It could be little more value add than what we would take on in the REIT, you know, there is some leasing that needs to be done. You know minor improvements to the property and additional improvements in management. I think we have seen that across a couple of properties that we bought in the year or two, is that the management was just inefficient. There were vacancies because private equity firm was reluctant to spend $80,000 on repairing a floor let's say. Those are real-time cases.

So obviously, we want to make money, drive fee income, and then also have some sort of a promote at the backend industry standard where we think, you know, you as an analyst probably can’t derive the value that we would get from something like that. But internally, we would see that and it would be…I don’t know you might call it gravy, call it extra whatever you want to call it, but it could basically be there. I mean the type of partners we are in conversations all the time with foreign capital, as well as, domestic capital. But it’s more a longer-term capital than short term; you know, it is not so much private equity as it is just you know larger longer-term capital.

Plymouth Industrial REIT, Inc.

Tuesday, November 13, 2018, 2:00 PM Eastern

Barry Oxford

Okay. Great, Jeff, when you use the OP units at $17 a share, that’s pretty good…good pricing. Do you think that you have kind of set the bar and that $17 is going to, kind of be accepted in the market place going forward, when you do these deals, or was this…or was this deal something special?

Jeff Witherell

Well, I think everything is timing, Barry. I think when we initiated discussions with that seller, our stock price was lot higher than let's say it is today. But the reason there would be a spread if you will, between what our stock price was in the $17 is that, you know there are benefits to the seller doing this, right. I mean, this is not…this is not a one-way street. Sellers are doing this because they are deferring substantial taxes.

We can give you examples to help you out. I mean, in one transaction, I mean, the seller is looking at maybe saving deferring $2.5 million to $3 million of federal tax. If you can earn a dividend yield on that $250,000 to $300,000…$2 million to $3 million…that turns into about $240,000 a year in dividend income that, you know, on money otherwise, it would have sent to the federal government. So it’s very selfish on their side. It also is a greatest estate planning tool, is a great estate planning tool, their heirs get a step up in basis. Once they make the OP unit transaction with us, they can put those units up into trust and things like that.

So it is very efficient from a state planning basis and, you know, that seller may never pay federal tax on that money, just may never. So for that reason, you would see, why would you, if your stocks is $16 and they do at $17 OP unit, why would they do it? Well, there is an incentive for them to do it.

As far as setting the bar, you know we are not going to play games, you know, I think the spread right now is too far to get back to $17.

Barry Oxford

Right.

Jeff Witherell

So until the market realizes the embedded value that’s in the stock, we all know the numbers. We have all seen your research reports and we concur and until that gap gets closed, it will be very difficult for us to do any type of an OP unit transaction.

Barry Oxford

Right, great. Question for Pen. The asset in Columbus where the tenant moves out, what type of activity are you seeing? And are you going to have to do a major rehab as far as TIs or are you going to be able to get a tenant to kind of come in and take the space fairly close to as is, for a lack of a better word.

Pen White

We're seeing good activity. To answer your question, we really don't have to do much to that property. It's pretty much in move-in condition, we're going to spend minimal dollars on upgrading some of the office space, which represents about 5% of the of the overall building. But it's in a great location, we're getting lots of activity, tenants are getting ready to get their moving plans done for first quarter or are looking at it now. So I think we're going to be on target in terms of being able to get that get that property leased and in short order.

Plymouth Industrial REIT, Inc.

Tuesday, November 13, 2018, 2:00 PM Eastern

Barry Oxford

Okay. Great, thanks for thanks for the color there. A question for Dan. Dan when I'm looking at the two acquisitions that you did, it does give you a nice boost going into the fourth quarter from an FFO standpoint, maybe get you close enough to covering the dividend, at least in my model. But I mean, do you agree with my analysis that you guys could be covering the dividend in 4Q.

Dan Wright

Excuse me, I apologize for the cold. I think, we're going to be very, very close to that. I think your analysis on that is very much within the ballpark.

Barry Oxford

Okay, great. Thanks, guys.

Dan Wright

Thank you.

Operator

The next question comes from Henry Coffey with Wedbush Securities. Please go ahead.

Henry Coffey

Yes, good afternoon. And thank you for taking my call. And I know I'm sorry about your cold, but I understand it's going to be snowing out there. So we were talking internally down here while the stock was falling and trying to figure out, what was in or not in the investors’ minds and so, this is a very general question, with the Sears bankruptcy and everything else going on, from your perspective, what is the tone of the industrial market? Is it full of angst or full of opportunity, or are you worried about vacancies? Or are you worried about being able to find great investment opportunities? So, just from your point of view, what is the overall tone of the market?

Dan Wright

That's quite a question, and I will let Pen handle that one for you.

Henry Coffey

Thanks.

Pen White

No, it's not an unfair question. Then really, we do not see a lot of angst…any at all on the ground, and yes, this Sears is kind of a one-off situation, but we're seeing continued improvements on all levels and in most every market that we're in and some that we want to be in, we see good solid of rental growth rate potential. And we see the wind is still at our back and we don't see it abating anytime soon, so we're guardedly optimistic. And we see it with the tenants that we talked to, with the prospects we talked to, so right now I think we're, in a good position.

Henry Coffey

One of our commercial real-estate companies, when we were asking them where they were going to get volume from, cited a couple of different areas where they thought there would be a lot of transactional activity and they mentioned industrial REITs, whereas lots of other pockets of the market are starting to slowdown. What do you think in your mind is driving the transactional volumes in the industrial REIT space?

Plymouth Industrial REIT, Inc.

Tuesday, November 13, 2018, 2:00 PM Eastern

Pen White

Well, I think it's a number of factors, there's, more on-shoring as opposed to off shoring these days than there were four, five, six years ago. I think that you're seeing the overall economy from a macro level is helping most all industry types and we have a fairly diversified…fairly set of diversified tenants. We really are not seeing any…we are seeing a lot of activity in terms of potential acquisitions.

So I think, yes, there's going to be other sectors, which I can't really comment on, per se, but we read the same papers, so you can know what's hot and what's cold. But I think across the board, if you talk to most every real-estate company and follow their research reports, the same research reports that we read, there's very solid evidence that what's going on in the industrial space right now, whether it's driven by the economy or by e-commerce or what have you, it’s all…all the arrows seem to be pointed in the right direction.

Henry Coffey

Great. Thank you very much.

Pen White

Thank you.

Operator

This concludes our question-and-answer session. I would now like to turn the conference back over to Jeff Witherell for any closing remarks.

CONCLUSION

Jeff Witherell

Great, thank you. So thanks, everyone, for joining us this afternoon. As always, we're available for follow-up questions and we look forward to talking to you next year. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Plymouth Industrial REIT, Inc.

Tuesday, November 13, 2018, 2:00 PM Eastern